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                                                                    EXHIBIT 3.03


                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                       ASYMETRIX LEARNING SYSTEMS, INC.



     Asymetrix Learning Systems, Inc., a Delaware corporation, does hereby certify that the following amendment to the Corporation's Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

  ARTICLE IV OF THE CERTIFICATE OF INCORPORATION IS HEREBY AMENDED AS FOLLOWS:

    Each outstanding share of Common Stock as of the date of effectiveness of this Amended Certificate of Incorporation shall be converted into and reconstituted as .75 of one share of Common Stock. No fractional shares shall be issued upon such conversion and reconstitution, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. In lieu of any fractional share, each holder of shares of Common Stock who would otherwise be entitled to receive a fraction of a share of Common Stock (after aggregating all shares of Common Stock held by such holder) shall be entitled to receive from the Corporation an amount in cash, without interest, equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors.


     IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officers this ___ day of ___________, 1998.

                                    Asymetrix Learning Systems, Inc.

                                    By:
                                        _____________________________
                                             James Billmaier, CEO



___________________________
  Steven Esau, Secretary